Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ultimate Escapes, Inc.
3501 West Vine Street, Suite 225
Kissimmee, Florida 34741

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated April 15, 2010 on the consolidated financial statements of Ultimate Escapes, Inc. as of and for the years ended December 31, 2009 and 2008. Our report dated April 15, 2010 relating to Ultimate Escapes, Inc.’s financial statements includes an emphasis paragraph relating to an uncertainty as to Ultimate Escapes, Inc.’s ability to continue as a going concern.

/s/ Kingery & Crouse, P.A.

Kingery & Crouse, P.A.
Tampa, FL

June 4, 2010

2801 WEST BUSCH BOULEVARD, SUITE 200, TAMPA, FLORIDA 33618
PHONE: 813.874.1280  ■  FAX: 813.874.1292  ■  WWW.TAMPACPA.COM